Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Stockholders

Cannabis Science, Inc.

Colorado Springs, Colorado

We consent to the use and inclusion in this Form S-8 of our report dated May 3, 2010 on our audit of the financial statements of Cannabis Science, Inc. (formerly Gulf Onshore, Inc.) (a development stage company) at December 31, 2009 and 2008 and for the years then ended and the period from January 27, 2005 (inception) to December 31, 2009

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

January 25, 2011